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EXHIBIT 12.1 STATEMENT OF COMPUTATION OF EARNINGS TO FIXED CHARGES AND PREFERRED
             DISTRIBUTIONS

                         EQUITY OFFICE PROPERTIES TRUST
     RATIO OF COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS TO EARNINGS

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                                                       FOR THE THREE MONTHS ENDED     FOR THE SIX MONTHS ENDED
                                                                JUNE 30,                     JUNE 30,
                                                       --------------------------     ------------------------
              (Dollars in thousands)                      2001           2000           2001           2000
-------------------------------------------------      ----------      ----------     ---------      ---------
Income before allocation to minority interests,
  income from investment in unconsolidated joint
  ventures, net gain on sales of real estate
  extraordinary items and cumulative effect of a
  change in accounting principle                        $ 133,749      $ 104,910      $ 270,740      $ 206,589
                                                        ---------      ---------      ---------      ---------
Plus Taxes                                                  3,056            629          4,573            675
                                                        ---------      ---------      ---------      ---------
Plus Fixed Charges:

    Interest expense                                      156,921        111,303        314,861        211,835
    Capitalized interest                                    4,631          3,274          9,658          8,417
    Loan amortization cost                                  2,703          1,101          4,029          2,478
                                                        ---------      ---------      ---------      ---------
       Fixed charges                                      164,255        115,678        328,548        222,730
Plus preferred distributions, net                          10,877         10,883         21,761         21,580
                                                        ---------      ---------      ---------      ---------
Subtotal fixed charges and preferred distributions,
  net                                                     175,132        126,561        350,309        244,310
Plus amortization of capitalized interest                     398            266            622            447
Plus distributed income of investments in
  unconsolidated joint ventures                            29,023         25,354         52,338         29,700
Less preferred distributions, net                         (10,877)       (10,883)       (21,761)       (21,580)
Less capitalized interest                                  (4,631)        (3,274)        (9,658)        (8,417)
                                                        ---------      ---------      ---------      ---------
Earnings                                                $ 325,850      $ 243,563      $ 647,163      $ 451,724
                                                        =========      =========      =========      =========
Fixed Charges:
Interest expense                                        $ 156,921      $ 111,303      $ 314,861      $ 211,835
Capitalized interest                                        4,631          3,274          9,658          8,417
Loan amortization cost                                      2,703          1,101          4,029          2,478
                                                        ---------      ---------      ---------      ---------
       Fixed charges                                      164,255        115,678        328,548        222,730

Preferred distributions, net                               10,877         10,883         21,761         21,580
                                                        ---------      ---------      ---------      ---------
Subtotal fixed charges and preferred distributions,
  net                                                   $ 175,132      $ 126,561      $ 350,309      $ 244,310
                                                        =========      =========      =========      =========
Ratio of combined fixed charges and preferred
  distributions to earnings                                   1.9            1.9            1.9            1.9
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